QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.21

ACCELLENT INC.
MEDICAL DEVICE MANUFACTURING, INC.
SUMMARY OF
DIRECTOR COMENSATION ARRANGMENTS

        Pursuant to the Amended and Restated Shareholders' Agreement dated June 30, 2004 entered into between Accellent Inc. ("Accellent") and certain of its shareholders, the Board of Directors of Medical Device Manufacturing, Inc. (the "Company") is comprised of the same members as the Accellent Board of Directors. Directors who are employees of Accellent or its subsidiaries, including the Company, receive no additional cash or equity compensation for service on the Boards of Directors of Accellent or the Company. All Directors are reimbursed for reasonable out-of-pocket expenses related to attendance at Boards of Director and Boards of Director committee meetings. H. Stephen Cookston and T. Quinn Spitzer, Jr. each receive annual cash compensation of $30,000 for their service as directors of Accellent and the Company.

        Directors do not receive additional cash or equity compensation for service on committees of Accellent's or the Company's Board of Directors.

QuickLinks

ACCELLENT INC. MEDICAL DEVICE MANUFACTURING, INC. SUMMARY OF DIRECTOR COMENSATION ARRANGMENTS